Exhibit 99.1

                Electroglas Announces Change in Fiscal Year End;
    Company to Report Transitional-Period Financial Results on July 7, 2005

    SAN JOSE, Calif.--(BUSINESS WIRE)--July 6, 2005--Electroglas, Inc. (Nasdaq:EGLS) announced today that its board of directors approved a change in the company's fiscal year end from December 31 to May 31. Electroglas will release results of the transitional period of January 1, 2005 through May 31, 2005 on July 7, 2005 at 4:15 p.m. EDT, followed by a conference call at 5:00 p.m. EDT that same day.
    "Over the past several months, Electroglas has worked diligently to identify areas in which to reduce operating costs and expenses in order to strengthen the company's financial position. These initiatives led to the sale of our headquarters campus and recent move to a new facility, as well as a review of other expenses, including audit fees," said Tom Brunton, chief financial officer of Electroglas. "As with many companies, Electroglas has experienced a significant increase in audit fees this past year. We have initiated an RFP (request for proposal) process for our 2006 audit services and expect lower audit costs because of this year end change as well as operating benefits by having an off cycle quarterly close."

    Legal Notice Regarding Forward-Looking Statements

    Certain statements in this press release are forward-looking statements, including statements regarding Electroglas' plan and expectations or intentions regarding the future. Forward-looking statements in this release include statements relating to expected cost savings from changing our fiscal year end to May 31. Electroglas assumes no obligation to update any forward-looking statements. Electroglas' actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the risk that we do not realize the anticipated cost savings associated with moving to an off-cycle fiscal year. Readers should also refer to the risk disclosures outlined in Electroglas' Form 10-Qs filed from time to time and the Form 10-K filed for Electroglas' fiscal year ended December 31, 2004 for a description of risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements contained herein, as well as risks to our business in general.

    About Electroglas

    Electroglas is a supplier of innovative probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

    CONTACT: Electroglas, Inc.
             Tom Brunton, 408-528-3000